Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE
Contact:	Douglas Ian Shaw Corporate Secretary (631) 208-2400

4 West Second Street
Riverhead, NY 11901
(631) 208-2400 (Voice) - (631) 727-3214 (FAX)
invest@suffolkbancorp.com

SUFFOLK APPOINTS KAREN A. HAMILTON EXECUTIVE VICE PRESIDENT

& CHIEF LENDING OFFICER

Riverhead, New York, May 17, 2011, — Suffolk Bancorp (NASDAQ - SUBK) announced that the Board of Directors has appointed Karen A. Hamilton as Executive Vice President of Suffolk Bancorp, and Executive Vice President and Chief Lending Officer of its banking subsidiary, The Suffolk County National Bank, effective immediately. She succeeds Robert C. Dick who stepped down in December 2010.

Ms. Hamilton has more than thirty years experience in banking, moving several times between credit and lending. Most recently, she served as Senior Manager of Commercial Lending, Loan Workout and Portfolio Review at Astoria Federal Savings for a $3.5 billion portfolio of commercial loans. Prior to that, she was a regional credit administrator for J.P Morgan Chase (WAMU), for a portfolio also in excess of $3 billion dollars. She has also worked on the lending side of the business for Banco Popular North America as a director of commercial lending, managing a staff of 40 officers, calling on large corporate, middle market and small business markets, more than doubling that portfolio in the space of four years.

President and Chief Executive Officer, J. Gordon Huszagh stated, “Ms. Hamilton is uniquely well-suited to address the key challenges Suffolk Bancorp faces today, the largest of which is credit administration, but following subsequently, refining and increasing our loan portfolio. We look forward to drawing on her experience as we undertake these crucial tasks.”

Ms. Hamilton holds a B.A. in Economics from Wellesley College and an M.B.A. in Finance from Hofstra University. She lives in Rockville Center, New York.

Suffolk Bancorp is a one-bank holding company engaged in the commercial banking business through the Suffolk County National Bank, a full service commercial bank headquartered in Riverhead, New York. “SCNB” is Suffolk Bancorp’s wholly owned subsidiary. Organized in 1890, the Suffolk County National Bank has 30 offices in Suffolk County, New York.

Safe Harbor Statement Pursuant to the Private Securities Litigation Reform Act of 1995

This press release includes statements which look to the future. These can include remarks about Suffolk Bancorp, the banking industry, and the economy in general. These remarks are based on current plans and expectations. They are subject, however, to a variety of uncertainties that could cause future results to vary materially from Suffolk’s historical performance, or from current expectations. Factors affecting Suffolk Bancorp include particularly, but are not limited to: changes in interest rates; increases or decreases in retail and commercial economic activity in Suffolk’s market area; variations in the ability and propensity of consumers and businesses to borrow, repay, or deposit money, or to use other banking and financial services; results of regulatory examinations; any failure by us to comply with our written agreement with the OCC (the “Agreement”) or the individual minimum capital ratios for the Bank established by the OCC; the cost of compliance with the Agreement; the results of Suffolk’s previously reported review of possible deficiencies and/or weaknesses in Suffolk’s internal controls with respect to credit administration and credit risk management and any related potential litigation or regulatory action ; our failure to file our most recent quarterly report with the SEC on time; any need to restate financial statements for prior periods and the consequences thereof; and the potential that net charge-offs are higher than expected or previously reported. Further, it could take Suffolk longer than anticipated to implement its strategic plans to increase revenue and manage non-interest expense, or it may not be possible to implement those plans at all. Finally, legislation, regulation, or accounting standards may require Suffolk to change its practices in ways that materially change the results of operations.

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